INVENTORY AND WORKING CAPITAL
                          FINANCING AGREEMENT


               dated this 29th day of June, 1995

                            by and between

                             InaCom Corp.
                                 and

                        IBM Credit Corporation


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TABLE OF CONTENTS
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Section 1.  DEFINITIONS.. .. . . . . . . . . . . . . . . . .  1
1.1  Special Definitions. . . . . . . . . . . . . . . . . .   1
1.2  Other Defined Terms. . . . . . . . . . . . . . . . . ... 12

Section 2.  CREDIT LINE/FINANCE CHARGES/OTHER CHARGES.  . ... 13
2.1  Credit Line. . . .. . . . . . . . . . . . . . . . . . .. 13
2.2  Product Advances .. . . . . . . . . . . . . . . . . . .. 13
2.3  A/R Advances . . .. . . . . . . . . . . . . . . . . . .. 15
2.4  Finance and Other Charges. . . . . . . . . . . . . .  .. 16
2.5  Statements Regarding Customer's Account. . . . . . .  .. 17
2.6  Shortfall.. . .     .. . . . . . . . . . . . . . . . ... 18
2.7  Application of Payments. . . . . . . . . . . . . . .  .. 18
2.8  Prepayment and Reborrowing By Customer . . . . . . . ... 18
2.9  Letters of Credit.. . . . . . . . . . . . . . . . . . .. 18

Section 3.  CREDIT LINE ADDITIONAL PROVISIONS. . . . . . . .. 19
3.1  Ineligible Accounts. . . . . . . . . . . . . . . . . ... 19
3.2  Reimbursement for Charges. . . . . . . . . . . . . . ... 21

Section 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . ... 21
4.1  Conditions Precedent to the Effectiveness of This
     Agreement.. .  .. . . . . . . . . . . . . . . .. . .. .. 21
4.2  Conditions to Each Advance . . . . . . . . . . . .. .... 23

Section 5.  REPRESENTATIONS AND WARRANTIES . . . . . . ... .. 24
5.1  Organization and Qualifications. . . . . . . . . .. .... 24
5.2  Rights in Collateral; Priority of Liens. . . . . .. .... 24
5.3  No Conflicts . . .. . . . . . . . . . . . . . . . . .... 25
5.4  Enforceability . .. . . . . . . . . . . . . . . . . .... 25
5.5  Locations of Offices . . . . . . . . . . . . . . .. .... 25
5.6  Fictitious Business Names. . . . . . . . . . . . .. .... 26
5.7  Organization . . . . . . . . . . . . . . . . . . .. .... 26
5.8  No Judgments or Litigation . . . . . . . . . . . .. .... 26
5.9  No Defaults. . . . . . . . . . . . . . . . . . . .. .... 26
5.10 Labor Matters. . . . . . . . . . . . . . . . . . . .. .. 26
5.11 Compliance with Law. . . . . . . . . . . . . . . . .. .. 26
5.12 ERISA. . . . . . . . . . . . . . . . . . . . . . . .. .. 27
5.13 Compliance with Environmental Laws . . . . . . . . .. .. 27
5.14 Intellectual Property. . . . . . . . . . . . . . . .. .. 28
5.15 Licenses and Permits . . . . . . . . . . . . . . . .. .. 28
5.16 Investment Company . . . . . . . . . . . . . . . . .. .. 28
5.17 Taxes and Tax Returns. . . . . . . . . . . . . . . .. .. 28
5.18 Status of Accounts . . . . . . . . . . . . . .. . . . .. 29
5.19 Affiliate/Subsidiary Transactions. . . . . . . . . .. .. 29
5.20 Accuracy and Completeness of Information . . . . . .. .. 29
5.21 Recording Taxes. . . . . . . . . . . . . . . . . . .. .. 29
5.22 Indebtedness . . . . . . . . . . . . . . . . . . . .. .. 29

Section 6.  AFFIRMATIVE COVENANTS. . . . . . . . .. . . .. .. 30
6.1  Financial and Other Information. . . . . . . . . . .. .. 30
6.2  Location of Collateral . . . . . . . . . . . . . . .. .. 32
6.3  Changes in Customer. . . . . . . . . . . . . . . . .. .. 32
6.4  Corporate Existence. . . . . . . . . . . . . . . . .. .. 32
6.5  ERISA. . . . . . . . . . . . . . . . . . . . . . . .. .. 33
6.6  Environmental Matters. . . . . . . . . . . . . . . .. .. 33
6.7  Collateral Books and Records/Collateral Audit. . . .. .. 34
6.8  Insurance; Casualty Loss . . . . . . . . . . . . . .. .. 34
6.9  Taxes. . . . . . . . . . . . . . . . . . . . . . . .. .. 35
6.10 Compliance With Laws . . . . . . . . . . . . . . . .. .. 35
6.11 Fiscal Year/Fiscal Quarter . . . . . . . . . . . . .. .. 35
6.12 Intellectual Property. . . . . . . . . . . . . . . .. .. 35
6.13 Maintenance of Property. . . . . . . . . . . . . . .. .. 35
6.14 Collateral . . . . . . . . . . . . . . . . . . . . .. .. 35
6.15 Subsidiaries . . . . . . . . . . . . . . . . . . . .. .. 37
6.16 Report of Material Event . . . . . . . . . . . . . .. .. 37

Section 7.  NEGATIVE COVENANTS . . . . . . . . . . .. . .. .. 37
7.1  Liens. . . . . . . . . . . . . . . . . . . . . . . .. .. 37
7.2  Disposition of Assets. . . . . . . . . . . . . . . .. .. 38
7.3  Corporate Changes. . . . . . . . . . . . . . ... . .. .. 38
7.4  Guaranties . . . . . . . . . . . . . . . . . . . . .. .. 38
7.5  Restricted Payments. . . . . . . . . . . . . . . . .. .. 39
7.6  Investments. . . . . . . . . . . . . . . . . . . . .. .. 39
7.7  Affiliate/Subsidiary Transactions. . . . . . . . . .. .. 40
7.8.  ERISA . . . . . . . . . . . . . . . . . . . . . . .. .. 40
7.9  Additional Negative Pledges. . . . . . . . . . . . .. .. 40
7.10 Storage of Collateral with Bailees and Warehousemen .... 40
7.11 Use of Proceeds. . . . . . . . . . . . . . . . . . .. .. 41
7.12 Retained Accounts. . . . . . . . . . . . . . . . . .. .. 41
7.13 Indebtedness . . . . . . . . . . . . . . . . . . . .. .. 41
7.14 Loans. . . . . . . . . . . . . . . . . . . . . . . .. .. 41

Section 8.  DEFAULT. . . . . . . . . . . . . . . . .. . .. .. 41
8.1  Event of Default . . . . . . . . . . . . . . . . . .. .. 41
8.2  Acceleration . . . . . . . . . . . . . . . . . . . .. .. 44
8.3  Remedies . . . . . . . . . . . . . . . . . . . . . .. .. 44
8.4  Waiver . . . . . . . . . . . . . . . . . . . . . . .. .. 44

Section 9.  MISCELLANEOUS. . . . . . . . . . . . . .. . .. .. 44
9.1  Term; Termination. . . . . . . . . . . . . . . . . .. .. 44
9.2  Indemnification. . . . . . . . . . . . . . . . . . .. .. 44
9.3  Additional Obligations . . . . . . . . . . . . . . .. .. 45
9.4  LIMITATION OF LIABILITY. . . . . . . . . . . . . . .. .. 45
9.5  Alteration/Waiver. . . . . . . . . . . . . . . . . .. .. 45
9.6  Severability . . . . . . . . . . . . . . . . . . . .. .. 46
9.7  One Loan . . . . . . . . . . . . . . . . . . . . . .. .. 46
9.8  No Merger or Novations . . . . . . . . . . . . . . .. .. 46
9.9  Paragraph Titles. . . . .. . . . . . . . . . . . . .. .. 47
9.10 Binding Effect; Assignment . . . . . . . . .  . . . . .. 47
9.11 Notices. . .. .. . . . . . . . . . . . . . .  . . . . .. 47
9.12 Counterparts. .. . . . . . . . . . . . . . .  . . . . .. 48
9.13 ATTACHMENT A MODIFICATIONS . . . . . . . . .  . . . . .. 48
9.14 SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW.48
9.15 JURY TRIAL WAIVER. . . . . . . . . . . . . . ..... .  .. 49



                     -----------------------------
                     INVENTORY AND WORKING CAPITAL
                           FINANCING AGREEMENT
                     -----------------------------

This INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") restates, amends and supersedes that certain Addendum to Agreement for Wholesale Financing dated August 2, 1991, as amended and supplemented prior to the date hereof (the "Financing Agreement") and is hereby made this 29th day of June, 1995, by and between IBM CREDIT CORPORATION with a place of business at 2707 W. Butterfield Road; Oak Brook, IL 60521 ("IBM Credit"), and InaCom
Corp. with a place of business at 10810 Farnam Drive; Omaha, Nebraska 68154 ("Customer").

                          W I T N E S S E T H
                          -------------------

WHEREAS, IBM Credit and Customer are parties to that certain
Financing Agreement pursuant to which IBM Credit finances Customer's acquisition of inventory and equipment;

WHEREAS, in the course of Customer's operations, Customer intends to purchase from Persons approved in writing by IBM Credit for the purposes of this Agreement (the "Authorized Suppliers") computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers for distribution throughout the United States (the "Products") (as of the date hereof the Authorized Suppliers are as set forth on Attachment E hereto);

WHEREAS, Customer has requested that IBM Credit provide a credit facility in support of Customer's inventory financing of its purchase of Products from Authorized Suppliers and its accounts receivable financing and financing for general corporate purposes, and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Financing Agreement is hereby restated, amended and superseded in its entirety as follows:

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Section 1.  DEFINITIONS
- ------------------------

1.1 Special Definitions. The following terms shall have the following respective meaning in this Agreement:

"A/R Advance": any loan or advance of funds made by IBM Credit to Customer pursuant to Section 2.3 of this Agreement, including, as the context may require, an Overnight Advance, a Fixed Rate Advance and a PAE Advance.

"A/R Advance Date": the Business Day on which IBM Credit makes an A/R Advance under this Agreement.

"A/R Advance Term": shall be the collective or individual reference, as the context may require, to a PAE Advance Term, an Overnight Advance Term and a Fixed Rate Advance Term.

"A/R Finance Charges":  as defined on Attachment A.

"Accounts":  as defined in the U.C.C.

"Advance": any loan or other extension of credit by IBM Credit to Customer pursuant to this Agreement including, without limitation,
(i) Product Advances and (ii) A/R Advances.

"Affiliate": when used with a Person, means any other Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including the correlative meaning of the term "controlled by" or "under control with") with respect to any Person shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership or voting securities or by contract or otherwise.

"Auditors": a nationally recognized firm of independent certified public accountants as recommended by the Customer's audit committee and approved by Customer's Board of Directors.

"Authorized Supplier": Companies, and their wholly owned subsidiaries unless specifically excluded, listed in Attachment E, together with their successors and any other Person which manufactures, sells or distributes products purchased by Customer that are approved for financing under this Agreement by IBM Credit in writing, in each case so long as Customer is not notified in writing at least sixty (60) days in advance to the contrary by IBM Credit in its sole discretion.

"Available Credit": at any time, (1) the Maximum Advance Amount less (2) the Outstanding Advances at such time.

"Average Daily Balance": the sum of the Outstanding Product Advances or Outstanding A/R Advances, as the case may be, as of the end of each day during a calendar month, divided by the number of days in the calendar month.

"Back-up Liquidity Adjustment Fee": a fee, as specified in Attachment A, which is due once per fiscal year to IBM Credit by Customer on the next Payment Date after IBM Credit notifies Customer of the amount due.
Such Fee is not applicable if IBM Credit's credit rating is reduced so that IBM Credit is no longer eligible to perform as a back-up liquidity provider to Clipper.

"Base Rate": as defined in Attachment A. Base Rate will be determined on a calendar month by calendar month basis. For the purposes of determining the Base Rate for a particular calendar month, LIBOR will be the 30-day average of the one month (01M) LIBOR for the immediately preceding calendar month as published in Bloomberg.

"Bloomberg": the on-line service provided by Bloomberg Financial Services.

"Borrowing Base":  as defined in Attachment A.

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Clipper": Clipper Receivables Corporation.

"Clipper Outstandings": the total dollar amount Clipper has paid to acquire a percentage interest in the IFC pool of receivables.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 4.1 hereof are satisfied or waived in writing by IBM Credit.

"Code": the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral":  as defined in the Pledge and Security Agreement.

"Collateral Agent": as defined in the Collateral, Agency and Intercreditor Agreement.

"Collateral, Agency and Intercreditor Agreement": that certain
Collateral, Agency and Intercreditor Agreement dated June 28, 1995 between InaCom Corp, the Guarantors and IBM Credit as Collateral Agent.

"Collateral Management Report": a report to be delivered by Customer to IBM Credit from time to time, as provided herein, signed by an executive officer, as listed in Customer's most recent
Form 10-K, 10-Q or 8-K, whichever is latest, in form and substance reasonably satisfactory to IBM Credit (it being understood that the form and substance of and the detail contained in Attachment F is satisfactory) detailing and certifying, among other items: a summary of Customer's inventory on hand financed by IBM Credit and Customer's Eligible Accounts, amounts and aging of such Customer's Accounts, Authorized Supplier's invoice price to Customer and the total of the line item values for all inventory listed on the report, the amounts and aging of Customer's accounts payable as of a specified date, Private Placement Debt subject to an intercreditor agreement with IBM Credit, all of Customer's IBM Credit borrowing activity, including accounts for inventory received for which payables are not yet booked, during a specified period and the total amount of Customer's Borrowing Base as well as Customer's Outstanding A/R Advances, Outstanding Product Advances, Clipper Outstandings, Available Credit and any Shortfall Amount as of a specified date.

"Compliance Certificate": a certificate substantially in the form of Attachment C.

"Credit Line":  as defined in Section 2.1.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate":  as defined on Attachment A.

"Eligible Account":  as defined in Section 3.1.

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default":  as defined in Section 8.1.

"Financial Statements": the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"Floor Plan Lender": any Person who now or hereinafter provides inventory financing to Customer and who either (i) provides such lending on an unsecured basis, (ii) executes an Intercreditor Agreement (as defined in Section 4.1 of this Agreement) or (iii) executes a subordination agreement with IBM Credit in form and substance reasonably satisfactory to IBM Credit.

"FRO Advance": an A/R Advance, with any one of three fixed rate options ("FRO") and corresponding FRO Advance Terms, for which the LIBOR portion of the rate of interest paid by Customer is fixed for the duration of the FRO Advance Term.

"FRO Advance Term": for a certain FRO Advance, a sixty (60), ninety (90), or one hundred eighty (180) day period, as the case may be, depending on which LIBOR the Customer requested for that certain FRO Advance. See Section 2.3 for further clarification.

"Free Financing Period": for each Product Advance, the period, if any, in which IBM Credit does not charge Customer a financing charge. IBM Credit shall calculate the Customer's Free Financing
Period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit.
The Customer understands that IBM Credit may not offer or may cease to offer a Free Financing Period for the Customer's purchases of Products if the financing program agreed upon between IBM Credit and the Authorized Supplier does not enable IBM Credit to offer or continue to offer a free financing period in connection with IBM
Credit providing Product Advances for Customer's purchase of Products from the Authorized Supplier. The Free Financing Period includes any extension, agreed to by IBM Credit or offered by the manufacturer and elected by Customer, that extends beyond the normal Free Financing Period for a product.

"GAAP":  generally accepted accounting principles in the United
States as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Guarantor": any Person who may, from time to time, guaranty Customer's Obligations.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"IFC": InaCom Finance Corp.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases, (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person (other than letters of credit, banker's acceptances or similar obligations issued in connection with purchases of inventory or supplies), (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties of such Person and
(6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

"Lenders": as defined in the Collateral, Agency and Intercreditor Agreement.

"Letter of Credit": a letter of credit issued by IBM Credit upon the request of Customer to a beneficiary designated by Customer.

"Letter of Credit Fee": a fee that is charged to Customer for a twelve month period and shall be incurred when the Letter of Credit is issued. Such fee will be due and payable in the next billing period or, for any renewal period, in the next billing period after the renewal period begins. In the event such Letter of Credit is terminated during the twelve month period or renewal period, the fee will not be prorated or refunded.

"Letter of Credit Maximum": the maximum aggregate amount of the face value of all Letters of Credit issued by IBM Credit on behalf of Customer and as specified in Section I of Attachment A.

"Letter of Credit Fee Rate":  as specified in Section I of Attachment A.

"LIBOR": (i) for FRO Advances, as of the date of determination, the two-month (02M), three-month (03M) or six-month (06M), as the case may be, London Interbank Offered Rate published by Bloomberg as "Ticker LIBORXXM" (where XX with be 02, 03 or 06 depending on the number of months for which LIBOR is being quoted) and (ii) for Base Rate, for the calendar month during which the PAE Advance or OVN Advance, whichever is applicable, is made or continues to be outstanding, the thirty-day average of the one-month (01M) LIBOR as published in Bloomberg for the previous calendar month. LIBOR is based on a 360-day calendar year so that 01M, 02M, 03M and 06M represent 30, 60, 90 and 180 days respectively.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Material Adverse Effect": a material adverse effect on (1) the aggregate value of the Collateral or the aggregate amount which IBM
Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, (2) the ability of Customer to perform its obligations under this Agreement, or (3) the rights and remedies of IBM Credit under this Agreement.

"Maximum Advance Amount": at any time, the lesser of (1) the Credit Line and (2) the Borrowing Base at such time. See Exhibit
A to Attachment A for an example of how to calculate.

"Maximum Guaranty Amount": as defined in Seciont 7.4 and as specified in Attachment A.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Customer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Customer to IBM
Credit, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured or unsecured arising under this Agreement and the Other Documents.

"Other Documents": all security agreements, security pledge agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by Customer and delivered to IBM Credit, pursuant to this Agreement, and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Charges":  as set forth in Attachment A.

"Outstanding Advances":  at any time of determination, the sum of
(1) the Outstanding Product Advances and (2) the Outstanding A/R Advances.

"Outstanding A/R Advances": at any time of determination, the sum of (1) the unpaid principal amount of all A/R Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to A/R Advances charged to Customer's account with IBM Credit.

"Outstanding Product Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Product Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Product Advances charged to Customer's account with IBM Credit.

"OVN Advance": as defined in Section 2.3.

"OVN Advance Term": for each OVN Advance, a period of sixty (60) days commencing on the A/R Advance Date for such OVN Advance.

"PAE Advance": an A/R Advance, which is a Product Advance extension, automatically made by IBM Credit to itself on behalf of Customer at the end of a Product Advance Term, to repay all or a portion of a Product Advance that is due and payable unless Customer makes a payment in full to IBM Credit for such Product
Advance on or before the last day of its Product Advance Period.
The Payment Date for such PAE Advance will be the last day of the PAE Advance Term.

"PAE Advance Term": for each PAE Advance, a period of 90 days to commence on the day immediately following the expiration of the Free Financing Period.

"Payment Date": the date on which payment is due and is calculated. For each FRO Advance, OVN Advance, PAE Advance and Product Advance, the Payment Date is the last day of the FRO Advance Period, OVN Advance Period, PAE Advance Period or Free Financing Period, whichever is applicable. For each finance and other charge, the Payment Date is due as specified in Section 2.4(C).

"Permitted Indebtedness": any of the following:
(1)  Indebtedness to IBM Credit;
(2)  Indebtedness described in Section VII of Attachment B;
(3)  Indebtedness to any Floor Plan Lender;
(4)  Purchase Money Indebtedness;
(5)  guaranties in favor of IBM Credit;
(6) Indebtedness to a Person who is not and will not have a security interest on Customer's assets;
(7) Indebtedness of a Person who has a perfected security interest in Customer's assets and has subordinated such security interest to IBM Credit through a subordination document reasonably satisfactory to IBM Credit;
(8) pre-existing Indebtedness of an entity acquired by Customer after the Closing Date;
(9)  Indebtedness to the third-party credit facility described in
     Section 7.1;
(10) Guarantees as permitted in Section 7.4:
(11) Other Indebtedness consented to by IBM Credit in writing prior to the incurrence thereof; and
(12) extensions, renewals and replacements of the foregoing (1) through (10).

"Permitted Liens":  any of the following:
(1) Liens which are the subject of an Intercreditor Agreement, in effect from time to time between IBM Credit and any other secured creditor;
(2)  Purchase Money Security Interests;
(3)  Liens described in Section I of Attachment B;
(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;
(5) attachment or judgment Liens individually or in the aggregate not in excess of $1,000,000 (exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full or (C) with respect to which execution has been stayed);
(6) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Customer;
(7) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Customer's business;
(8) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;
(9) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;
(10) pre-existing Liens on entities acquired by Customer after the Closing
     Date;
(11) Liens to any Person who have subordinated such Liens to IBM Credit; and

(12) other Liens consented to by IBM Credit in writing prior to the incurrence thereof.
(13) extensions, renewals and replacements of the foregoing permitted Liens; provided that (A) the aggregate amount of such extended, renewed or replaced Liens do not exceed the original principal amount of the Indebtedness for which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended, renewed or replaced Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended, renewed or replaced;

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Pledge and Security Agreement": that certain Pledge and Security Agreement dated June 28, 1995 between InaCom Corp, the Guarantors and IBM Credit as the Collateral Agent.

"Policies": all policies of insurance required to be maintained by Customer under this Agreement or any of the Other Documents.

"Private Placement Debt": the aggregate amount, at any point in time owed by Customer under the 10.31% Senior Note issued to Principal Mutual Life Insurance Company (its successors and assigns) and the 6.83% Senior Note issued to Principal Mutual Life Insurance Company and TMG life Insurance Company and their respective successors and assigns.

"Product Advance": any advance of funds made or committed to be made by IBM Credit for the account of Customer to an Authorized Supplier in respect of an invoice delivered by such Authorized Supplier to IBM Credit describing Products purchased by Customer, including any such advance made or committed to be made as of the date hereof pursuant to the Financing Agreement.

"Product Financing Period": for each Product Advance, a period of days equal to that set forth in Attachment A from time to time, commencing on the invoice date of such Product Advance.

"Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets
(other than assets manufactured or distributed by or bearing any trademark or trade name of any Authorized Supplier) to be used in the Customer's business not to exceed the lesser of
(1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase
Money Indebtedness and any allowable proceeds of such asset as defined under the applicable Uniform Commercial Code.

"Receivables Purchase Agreement": the Receivables Purchase Agreement dated June 28, 1995 among IFC, Customer, Clipper, State
Street Boston Capital Corporation and Norwest Bank Minnesota, N.A.

"Request for A/R Advance": as defined in Section 2.3.

"Requirement of Law": as to any Person, the articles or certificate of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Retained Accounts": Accounts which are not sold to IFC. Retained Accounts are Eligible Accounts and are included in the Borrowing
Base as are Federal government Accounts, which must not be sold to IFC to the extent that they are to be used as part of the Borrowing Base.

"Seasonal Credit Line Uplift": unless an Event of Default has occurred and is continuing, Customer's Credit Line will be increased by
(i) thirty percent (30%) for the months of September, October, November, December and January of each year and (ii) fifteen percent (15%) for the month of February of each year.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Tier 1 Period": as defined in Section IV of Attachment A.

"Tier 2 Period": as defined in Section IV of Attachment A.

"Termination Date": shall mean (i) the third anniversary of the date of this Agreement (such first three years being the "Original Term") and the Termination Date shall automatically be extended each year on the anniversary of this Agreement for an additional year (each such new three year period being a "Renewal Term") unless IBM Credit provides written notice at least sixty (60) days prior to the end of the first year of the then current Original Term or Renewal Term, whichever is applicable, such notice to be delivered by registered or certified mail addressed to Customer at its principal place of business as designated in this Agreement.

"Uniform Commercial Code": the Uniform Commercial Code as in effect from time to time in the State of New York or any jurisdiction where the Collateral is located.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2 Other Defined Terms. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

- -----------------------------------------------------
Section 2.  CREDIT LINE/FINANCE CHARGES/OTHER CHARGES
- -----------------------------------------------------

2.1 Credit Line. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (x) the date on which this Agreement is terminated pursuant to Section
9.1 and (y) the date on which IBM Credit terminates the Credit Line pursuant to Section 8.2, IBM Credit agrees to extend to the Customer a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance
Amount.

2.2 Product Advances. (A) Subject to the terms and conditions of this Agreement, IBM Credit shall, as requested by Customer, make
Product Advances in connection with Customer's purchase of Products from Authorized Suppliers. Customer hereby authorizes and directs IBM Credit to pay the proceeds of Product Advances directly to the applicable Authorized Supplier in respect of invoices delivered to IBM Credit for such Products by such Authorized Supplier and acknowledges that each such Product Advance constitutes a loan by IBM Credit to Customer pursuant to this Agreement as if the Customer received the proceeds of the Product Advance directly from IBM Credit.

(B) No finance charge shall accrue on any Product Advance during the Free Financing Period, if any, applicable to such Product Advance. If Customer does not repay a Product Advance on the applicable Payment Date for such Product Advance, a PAE Advance shall automatically be extended to Customer in an amount equal to such Product Advance. Customer shall repay each PAE Advance no later than the applicable Payment Date for such PAE Advance. Customer may, at its option, repay each PAE Advance by requesting IBM Credit to apply all or any part of the principal amount of an A/R Advance to the Outstanding PAE Advances. Customer's request for such application shall be made in accordance with Section 2.3. When so requested and subject to the terms and conditions of this Agreement, IBM Credit shall apply the amount so requested to the amounts due in respect of the Outstanding PAE Advances. Nothing contained herein shall relieve Customer of its obligation to repay PAE Advances when due. Each PAE Advance shall accrue a finance charge on the Average Daily Balance thereof from the beginning of the PAE Advance Period until the end of the PAE Advance Term, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement as the "Base
Rate" and (b) the highest rate from time to time permitted by applicable law. Customer may prepay a PAE Advance at any time without incurring a prepayment fee.

(C) Customer acknowledges that IBM Credit does not warrant the Collateral. Customer shall be obligated to pay IBM Credit in full even if the Collateral is defective or fails to conform to the warranties extended by the Authorized Supplier. The Obligations of Customer shall not be affected by any dispute Customer may have with any manufacturer, distributor or Authorized Supplier. Customer will not assert any claim or defense which it may have against any manufacturer, distributor or Authorized Supplier against IBM Credit. Customer does not waive any product liability claims it may have against the manufacturer of such product.

(D) Customer hereby authorizes IBM Credit to collect directly from any Authorized Supplier any credits, rebates, bonuses or discounts owed by such Authorized Supplier to Customer ("Supplier Credits"). IBM Credit will contact Customer to determine how Customer wants such amounts to be applied. If Customer does not advise IBM Credit how the amounts are to be applied, IBM Credit may apply the amounts to the Outstanding Advances in such order as IBM Credit, in its sole discretion, determines; provided, however, that IBM Credit will inform Customer as to how such amounts have been applied. Any Supplier Credits collected by IBM Credit shall in no way reduce Customer's debt to IBM Credit in respect of the Outstanding
Advances until such Supplier Credits are applied by IBM Credit.
Customer will receive the benefit of such Supplier Credits effective on the day after IBM Credit receives such Supplier Credits.

(E) IBM Credit may apply any payments and Supplier Credits received by IBM Credit to reduce finance charges first and then to principal amounts of Advances owed by Customer. IBM Credit may apply principal payments to the oldest (earliest) invoices (and related Product Advances) first, but, in any case, all principal payments will be applied in respect of the Outstanding Product Advances made for Products which have been sold, lost, stolen, destroyed, damaged or otherwise disposed of prior to any other application thereof.

(F) Customer will indemnify and hold IBM Credit harmless from and against any claims or demands asserted by any Person relating to or arising from the Collateral for any reason whatsoever, including, without limitation, the condition of the Collateral, any misrepresentation made about the Collateral by any authorized representative of Customer, or any act or failure to act by Customer except to the extent such claims or demands are directly attributable to IBM Credit's gross negligence or willful misconduct. Nothing contained in the foregoing shall impair any rights or claims which the Customer may have against any manufacturer, distributor or Authorized Supplier.

2.3 A/R Advances. (A) Whenever Customer shall desire IBM Credit to provide an A/R Advance, Customer shall deliver to IBM Credit written notice of Customer's request for such an Advance ("Request for A/R Advance") in form and substance reasonably satisfactory to IBM Credit (it being understood that the form and substance of and the detail contained in Attachment D is satisfactory). For any requested A/R Advance pursuant to which monies will be disbursed only to Customer or IBM Credit, a Request for A/R Advance, other than a FRO Advance, shall be delivered to IBM Credit on or prior to 1:00 p.m. (Stamford, CT time) on the day such A/R Advance is required by Customer. For a FRO Advance, a Request for A/R Advance shall be delivered to IBM
Credit on or prior to 1:00 p.m. (Stamford, CT time) two
Business Days prior to the requested A/R Advance Date. The Request for A/R Advance shall specify (i) the requested A/R Advance Date; (ii) the amount of the requested A/R Advance; (iii) whether such A/R
Advance is an FRO Advance or an OVN Advance; (iv) for each FRO
Advance, the FRO Advance Term for such FRO Advance; and (vi) if applicable, the amount of the requested A/R Advance that should be applied to the Outstanding PAE Advances. Customer may deliver a Request for A/R Advance via facsimile or the internet. Any
Request for A/R Advance delivered to IBM Credit shall be irrevocable.

(B) Subject to the terms and conditions of this Agreement, on the A/R Advance Date specified in a Request for A/R Advance, IBM Credit shall make the principal amount of each A/R Advance available to the Customer in immediately available funds to an account maintained and designated in writing by Customer. If IBM
Credit is making an A/R Advance hereunder on a day on which Customer is to repay all or any part of an Outstanding Advance (or any other amount owing hereunder), IBM Credit shall apply the proceeds of the A/R Advance to such repayment and only an amount equal to the difference, if any, between the amount of the A/R
Advance and the amount being repaid shall be made available to Customer as provided in the immediately preceding sentence.

(C) Each A/R Advance shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption
"A/R Finance Charge" for such type of A/R Advance, and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

(D) Unless otherwise due and payable at an earlier date, the unpaid principal amount of each A/R Advance shall be due and payable on the applicable Payment Date.

(E) OVN Advances will be in increments of $100,000. The maximum aggregate amount for all outstanding OVN Advances at any point in time ("Maximum OVN Advances Total") will be as shown on Attachment A. Customer may prepay OVN Advances without incurring a prepayment fee.

(F) FRO Advances will be in increments of $5,000,000. A prepayment fee equal to .05% per month, prorated if applicable, will be due for the period that the payment precedes the due date. For purposes of such prepayment fee, a month shall be defined as 30 days.

(G) Using the Available Credit calculated as of the last day of the prior month and after taking into account all Advances and payments that transpired during the current month, IBM Credit does not require that each Request for Advance include a statement by the President, Executive Vice President or Treasurer of Customer that there is sufficient Collateral to support such Request for Advance. Customer agrees, however, that under the above calculation, if the Available Credit is determined to have been reduced by fifty percent (50%) during the current month, Customer will make such certification with each Request for Advance for the remainder of such current month.

2.4 Finance and Other Charges. (A) Finance charges shall be calculated by multiplying the applicable Delinquency Fee Rate, Base Rate or A/R Finance Charge provided for in this Agreement by Customer's applicable Average Daily Balance. The Delinquency Fee Rate, the Base Rate and the various A/R Finance Charges provided for in this Agreement are each computed on the basis of an actual day, 360 day year.

(B) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received by Customer. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Advances.

(C) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly on the later of (i) the fifteenth calendar day of the month in which IBM Credit's bill or statement is received and (ii) seven days after receipt of such bill or statement by Customer. IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Customer's outstanding Advances. Customer shall be deemed to have received such bill or statement three (3) business days from the date IBM credit mails such bill or statement by United States first class mail, postage prepaid, and properly addressed to Customer.

(D) If any amount owed under this Agreement, including, without limitation, any Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including its due date to but not including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and
(b) the highest rate from time to time permitted by applicable law. In addition, if any Shortfall Amount shall not be paid when due pursuant to Section 2.6 hereof, Customer shall pay IBM Credit an additional late charge equal to the product of the Shortfall
Amount multiplied by thirty (30) basis points. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

(E)  The Customer hereby agrees to pay a monthly fee ("Unused
Line Fee") whenever the average aggregate sum of all outstanding
OVN Advances and FRO Advances for a calendar month is below $45,000,000. The fee will be calculated by multiplying the Unused
Line Fee Rate, specified in Attachment A, times the difference between the average aggregate amount for such month and $45,000,000.

(F)  The Customer hereby agrees that if IBM Credit assumes
Clipper's obligation to purchase an undivided percentage interest in IFC's pool of accounts receivable under the Receivables Purchase Agreement Customer will (i) pay to IBM Credit rates which will equal the rates that Customer is paying to IBM Credit for A/R Advances under this Agreement and (2) execute and deliver instruments and documents and take such further action as IBM
Credit may reasonably request for the purpose of obtaining a fully perfected first priority security interest in IFC. Any Indebtedness owed to IBM Credit under this Section 2.4(F) shall be secured solely by the assets owned by IFC.

2.5 Statements Regarding Customer's Account. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) calendar days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

2.6 Shortfall. If, on any date, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall
Amount"), then the Customer shall repay, within five (5) business days of the date of the Shortfall (which date shall be considered the Payment Date for the Shortfall Amount), the Outstanding Advances in an amount equal to such Shortfall Amount.

2.7 Application of Payments. The Customer hereby agrees that all checks and other instruments delivered to IBM Credit on account of Customer's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. IBM Credit will contact Customer to determine how Customer wants such payments to be applied. If Customer does not advise IBM Credit how a payment is to be applied, the Customer waives the right to direct the application of such payment and agrees that IBM Credit shall have the right to apply and reapply such payments to Customer's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records. Customer agrees to make all payments to IBM Credit via
ACH or as otherwise agreed to by Customer and IBM Credit.

2.8 Prepayment and Reborrowing By Customer. (A) Customer may at any time prepay, without notice or penalty, in whole or in part amounts owed, other than amounts owed as FRO Advances, under this Agreement. IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer. (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.

2.9 Letters of Credit. Customer may request that IBM Credit provide one or more Letters of Credit. If so requested the Customer hereby agrees to pay the Letter of Credit Fee for each Letter of Credit which is computed by multiplying the Letter of Credit Fee Rate by the dollar amount of the Letter of Credit. The dollar amount of the Letter of Credit shall be subtracted from the Borrowing Base. Any amount that IBM Credit has to pay the other creditor for a loss incurred by such other creditor shall be considered an OVN Advance in the amount of the payment and shall be added to the Customer's Outstandings. The Letter of Credit
Maximum is as specified in Section I of Attachment A.

- ---------------------------------------------
Section 3.  CREDIT LINE ADDITIONAL PROVISIONS
- ---------------------------------------------

3.1  Ineligible Accounts.  IBM Credit and Customer agree that IBM
Credit shall have the right to reasonably determine eligibility of Accounts from an Account obligor for purposes of determining the Borrowing Base; however, without limiting such right, the following Accounts will be deemed to be ineligible for purposes of determining the Borrowing
Base:

(A) Accounts created from the sale of goods and/or performance of services on terms not standard in the industry or that allow for payment to be made more than forty five (45) days from the invoice date of such sale or performance of services;

(B) Accounts unpaid more than one hundred twenty (120) days from date of invoice except that if a violation of any covenant, as defined in Section III of Attachment A, or any other Event of Default has occurred and is continuing, accounts unpaid more than ninety (90) days from the date of invoice;

(C)  Accounts payable by an account debtor if fifty percent
(50%) or more of the aggregate outstanding balance of all such Accounts remain unpaid for more than one hundred twenty (120) days from the date of invoice except that if a violation of any covenant, as defined in Section III of Attachment A, or any other
Event of Default has occurred and is continuing, the balance of all such Accounts remain unpaid more than ninety (90) days from the date of invoice;

(D) Accounts payable by an account debtor that is an Affiliate of Customer or an officer, employee, guarantor, or is related to or has common officers or directors (except for directors of publically-traded companies) with Customer;

(E)  Accounts arising from consignment sales;

(F) Except for state, local and United States government institutions and public educational institutions, accounts with respect to which the payment by the account debtor is or may be conditional;

(G) accounts with respect to which the account debtor is not a resident of the United States;

(H) Other than the exclusions allowed for in subsection 3.1(W) below, Accounts payable by any account debtor to which Customer is or may become liable for goods sold or services rendered by such account debtor to Customer;

(I) Accounts arising from the sale or lease of goods purchased for a personal, family or household purpose;

(J) Accounts arising from the sale or other disposition of goods that has been used for demonstration purposes or loaned or leased by the Customer to another party;

(K)  Accounts which are progress payment accounts;

(L) Accounts upon which IBM Credit does not have a valid, perfected, first priority security interest (this does not apply to accounts held by IFC or accounts in which IBM Credit shares a pari passu interest as a result of an intercreditor with another creditor);

(M) Accounts payable by an account debtor that is or Customer knows will become, subject to proceedings under United
States Bankruptcy Law or other law for the relief of debtors;

(N)  Accounts that are not payable in US dollars;

(O) Accounts payable by any account debtor that is a remarketer of computer hardware and software products and whose purchases of such products from Customer have been financed by another person who pays the proceeds of such financing directly to Customer on behalf of such obligor where such financing person has not waived its right of off set with Customer;

(P) Accounts arising from the sale or lease of goods which are billed to any account debtor but have not yet been shipped by Customer;

(Q) Accounts with respect to which Customer has permitted or agreed to any extension, where such extension is greater than sixty (60) days, or agreed to any compromise or settlement, or made any other change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto. To the extent that the the aggregate effect of such compromises, settlements, changes or modifications exceeds one percent (1%) of the eligible trade accounts receivable of Customer, such excess shall be ineligible;

(R) Accounts that do not arise from undisputed bona fide transactions;

(S) Accounts that are discounted for payment in less time than the full payment term specified in Customer's terms and conditions with its account debtors;

(T)  Accounts on cash on delivery (C.O.D.) terms;

(U) Accounts arising from maintenance or service contracts that are billed in advance of full performance of service;

(V)  Accounts arising from bartered transactions;

(W)  if a violation of any covenant, as defined in Section
III of Attachment A, occurs and is continuing or any other Event or Default has occurred and is continuing, Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

(X) Any and all other Accounts that IBM Credit deems, in its reasonable discretion, to be ineligible.

The aggregate of all Accounts that are not ineligible Accounts together with the aggregate of all receivables arising from incentive payments, rebates, discounts and refunds from suppliers shall hereinafter be referred to as "Eligible
Accounts".

3.2  Reimbursement for Charges.
Provided that there shall be Retained Accounts, Customer agrees to pay for all costs and expenses of Customer's bank in respect to collection of checks and other items of payment, all fees relating to the use and maintenance of the Lockbox and the Special
Account (each as defined in the Collateral Agent and Intercreditor Agreement) and with respect to remittances of proceeds of the Advances hereunder.


- --------------------------------
Section 4.  CONDITIONS PRECEDENT
- --------------------------------

4.1  Conditions Precedent to the Effectiveness of This Agreement.
The effectiveness of this Agreement is subject to the receipt by IBM Credit of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

(A) this Agreement executed and delivered by Customer and IBM Credit;

(B) (i) copies of the resolutions of the Board of Directors of Customer certified by the secretary or assistant secretary of Customer authorizing the execution, delivery and performance of this Agreement and each Other Agreement executed and delivered in connection herewith, (ii) a certificate of the secretary or an assistant secretary of Customer, in form and substance reasonably satisfactory to IBM Credit, certifying the names and true signatures of the officers of Customer authorized to sign this Agreement and the Other Documents and (iii) copies of the certificate of incorporation and by-laws of Customer certified by the secretary or assistant secretary of Customer;

(C) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of Customer and IFC in the jurisdictions of (i) the state in which each of Customer and its Subsidiaries are incorporated,
(ii) the state in which each of Customer and its Subsidiaries has its principal place of business and chief executive office, and
(iii) in the states, as agreed to by IBM Credit, in which Customer's and its Subsidiaries maintain significant portions of their assets;

(D) copies of all approvals and consents from any Person, in each case in form and substance reasonably satisfactory to IBM
Credit, which are required to enable Customer to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and
(b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

(E) the Collateral, Agency and Intercreditor Agreement in form and substance satisfactory to IBM Credit as Collateral Agent, executed by Customer, Lenders, Guarantors and IBM Credit in favor of Collateral Agent;

(F) the Pledge and Security Agreement in form and substance satisfactory to IBM Credit as Collateral Agent, executed by Customer and the Guarantors;

(G) provided that there shall be Retained Accounts, a lockbox agreement executed by Customer and each Bank in favor of Collateral Agent, in form and substance reasonably satisfactory to IBM Credit as Collateral Agent;

(H) provided that there shall be Retained Accounts, a contingent blocked account agreement executed by Customer and each Bank in favor of Collateral Agent in form and substance reasonably satisfactory to IBM Credit as Collateral Agent;

(I) a favorable opinion of counsel for Customer in substantially the form of Attachment I;

(J) a copy of each and every item in the form and substance reasonably satisfactory to IBM Credit required by the Administrator as conditions precedent under Section 4.1 (a) through and including
(p) of the Receivables Purchase Agreement. Such items shall include but will not be limited to, all agreements, Transaction Documents, closing documents, resolutions, certificates, organization documents, financing statements, reports, audits, opinions of counsel, information packages, approvals, letters, and all other instruments and documents specified in said Section 4.1 (a) through and including (p) except that this Condition Precedent (J) must be satisfied prior to the sale of trade receivables to IFC;

(K)  acknowledgement copies of UCC-1 financing statements
(or other evidence of presentation for filing reasonably acceptable to IBM Credit) filed against Customer and the Collateral specified herein naming IBM Credit, as Collateral Agent, as secured party and signed by Customer and Guarantor, as applicable, as debtor. Said filings shall be made in the jurisdictions set forth on Attachment I;

(L) copies of Requests for information or copies (Form UCC11)
(or a similar search report by a party reasonably acceptable to IBM Credit as Collateral Agent, dated prior to and reasonably near the Closing Date) listing all effective financing statements which name the Customer and Guarantor, as applicable, as debtor and IBM Credit, as Collateral Agent, as secured party and which are filed in the jurisdictions in which filings were made pursuant to subsection 4.1(K) above, together with copies of such financing statements.

(N) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B;

(O) all mortgage recording taxes, recording fees and other charges payable in connection with the filing and recording of any documents or instruments under this Agreement have either been paid in full by Customer or arrangements for the payment of such amounts reasonably satisfactory to IBM Credit shall have been made (Customer agrees that, if IBM Credit pays such taxes, fees and changes on behalf of Customer, such payments will be considered an OVN Advance and will become part of Customer's Outstandings; and

(P) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement which IBM Credit has reasonably requested shall have been satisfied.

4.2 Conditions to Each Advance. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

(A) The representations and warranties contained in (i) this Agreement or in any document, instrument or agreement executed in connection herewith and (ii) the Receivables Purchase Agreement, are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

(B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result in or would constitute a Default under this Agreement or a Event of Bankruptcy under the Receivables Purchase Agreement;

(C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect under this Agreement or an Event of Bankruptcy under the Receivables
Purchase Agreement;

(D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request (or deemed request pursuant to Section 2.3 (D)) for an Advance hereunder and the receipt (or deemed receipt) by the Customer of the proceeds of any Advance hereunder shall be deemed to be a representation and warranty by Customer that, as of and on the date of such Advance, the statements set forth in (A) through (D) above are true and correct. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this Section 4.2.


- ------------------------------------------
Section 5.  REPRESENTATIONS AND WARRANTIES
- ------------------------------------------


To induce IBM Credit to enter into this Agreement, Customer represents and warrants to IBM Credit as follows:

5.1 Organization and Qualifications. Customer and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified.

5.2 Rights in Collateral; Priority of Liens. Customer and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit as Collateral Agent, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 7.1. The Liens granted by the Customer and each of its Subsidiaries pursuant to this Agreement, the Guaranties and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an Intercreditor Agreement, (ii) Purchase Money Security Interests in product of a brand that is not financed by IBM Credit or (iii)
Permitted Liens.

5.3 No Conflicts. The execution, delivery and performance by Customer of this Agreement and each of the Other Documents (i) are within its corporate power; (ii) are duly authorized by all necessary corporate action; (iii) are not in contravention in any material respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

5.4 Enforceability. This Agreement and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

5.5 Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of Customer is as set forth on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 6.7(C) of this Agreement.
The books and records of Customer, and all of its chattel paper (other than the chattel paper delivered to the Collateral Agent pursuant to the Collateral, Agency and Intercreditor Agreement) and records of Accounts, are maintained exclusively at such location. Except as set forth below, there is no jurisdiction in which Customer has any assets, equipment or inventory which is included in the calculation or the Borrowing
Base (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section
6.7(C) of this Agreement. Customer and IBM agree that, with respect to the immediately preceeding sentence, (i) when Customer is in a Tier 1 Period, the Customer may omit locations from the list on Attachment B so long as the aggregate value of the Collateral in locations which are not listed in Attachment B is less than $10,000,000, and the value of the Collateral in any single location not listed is less than $5,000,000 and (ii) when
Customer is in a Tier 2 Period, the Customer may omit locations from the list on Attachment B so long as the list of locations includes all locations in which the value of the Collateral is greater than $5,000,000 and that IBM Credit has Customer's permission to file applicable UCC financing statements for such locations included in this subsection 5.5(ii).
Attachment B, as amended from time to time by any notice provided by Customer to IBM Credit in accordance with Section 6.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which the Customer's inventory is stored. None of the receipts received by Customer from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

5.6 Fictitious Business Names. Customer has not used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B.

5.7 Organization. To the best of Customer's knowledge and after due diligence, all of the outstanding capital stock of Customer has been validly issued, is fully paid and nonassessable.

5.8 No Judgments or Litigation. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against Customer which could reasonably be expected to have a Material Adverse Effect nor is there now pending or, to the best of Customer's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Customer which could reasonably be expected to have a Material Adverse Effect.

5.9 No Defaults. The Customer is not in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound that could reasonably be likely to have a Material Adverse Effect. Customer has no knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment where such default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.10 Labor Matters. Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 6.1(G) of this Agreement, the Customer is not a party to any labor dispute where such dispute could reasonably be expected to have a Material Adverse Effect. There are no strikes or walkouts or labor controversies pending or threatened against the Customer which could reasonably be expected to have a Material Adverse Effect.

5.11 Compliance with Law. Customer has not violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization where such violation or failure to comply could reasonably be expected to have a Material Adverse Effect.

5.12 ERISA.  Each "employee benefit plan",
"employee pension benefit plan", "defined benefit plan", or "multi employer benefit plan", which Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all material applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" within the last 60 months with respect to any Plan where such event could reasonably be likely to have a Material Adverse Effect. Customer has no "multi-employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. The Customer has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course) where such deficiency or liability could reasonably be likely to have a Material Adverse Effect.

5.13 Compliance with Environmental Laws. Except as otherwise disclosed in Attachment B:

(A) The Customer has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

(B) any of the following for which such condition could reasonably be expected to have a Material Adverse Effect, (i) the Customer has not generated, transported or disposed of any Hazardous Substance; (ii) the Customer is not currently generating, transporting or disposing of any Hazardous Substance; (iii) the Customer has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substance, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substance; (iv) the Customer and its respective assets are not subject to any Environmental
Liability and, to the best of the Customer's knowledge, any threatened Environmental Liability; (v) the Customer has not received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which the Customer may be liable; (vi) the Customer is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against
Customer with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in Customer's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that Customer is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous
Substances other than as authorized by Environmental Laws.

5.14 Intellectual Property. Customer possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trade names and trade secrets and all rights and other property relating thereto or arising therefrom ("Intellectual
Property") as are necessary to continue to conduct its present and proposed business activities.

5.15 Licenses and Permits. Customer has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted. Customer is not in violation of any material terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval where such violation could be reasonably likely to have a Material Adverse Effect.

5.16 Investment Company. The Customer is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended,
(ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company
Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

5.17 Taxes and Tax Returns. Customer has timely filed all federal, state, and local tax returns, or extensions thereto, and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by the Customer, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of the Customer in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against Customer or any of its property which have not been stayed or which have not been satisfied with seven (7) days of such filing.

5.18 Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by Customer, in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien (except for those Liens and interests contemplated under the Receivables Purchase Agreement), consignment arrangement, encumbrance, security interest or financing statement whatsoever (other than Permitted Liens). The
Customer's customers have accepted goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms subject to Customer's customer disputes as in the normal course of business. Except as previously disclosed to IBM Credit, there are no proceedings or actions known to Customer which are pending or threatened against any Material Account Obligor (as defined in Section 6.14(B) of this Agreement) of any of the Accounts included in the calculation of the Borrowing Base which could reasonably be expected to result in a Material Adverse Effect on the obligor's ability to pay the full amounts due to Customer.

5.19 Affiliate/Subsidiary Transactions. Customer is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of the Customer is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Customer's business and (ii) upon fair and reasonable terms no less favorable to Customer than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

5.20 Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Customer to IBM Credit or the Auditors pursuant to this Agreement or any Other Agreement, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.

5.21 Recording Taxes. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Customer or arrangements for the payment of such amounts by Customer have been made to the satisfaction of IBM Credit.

5.22 Indebtedness. Customer (i) has no Indebtedness, other than Permitted Indebtedness; and (ii) has not guaranteed the obligations of any other Person
(except as permitted by Section 7.4).


- ---------------------------------
Section 6.  AFFIRMATIVE COVENANTS
- ---------------------------------


Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

6.1 Financial and Other Information. Customer shall cause to be furnished to IBM Credit the following information within the following time periods:

(A) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Customer (i) a copy of Customer's Form 10-K for that fiscal year; (ii) a statement reasonably acceptable to IBM Credit which provides expense, asset, liability and equity information concerning IFC, as of yearend of such fiscal year; and (iii) a Compliance
Certificate signed by the President, Executive Vice President or Treasurer of Customer, along with a schedule in form and substance reasonably satisfactory to IBM Credit (it being understood that the form and substance provided in Attachment C is satisfactory) of the calculations, which includes the performance of IFC for such fiscal year, used in determining, as of the end of such fiscal year, whether Customer is in compliance with the financial covenants set forth in Attachment A;

(B) as soon as available and in any event within fortyfive (45) days after the end of each fiscal quarter of Customer (i) a copy of Customer's
Form 10-Q for such fiscal quarter; (ii) a statement reasonably acceptable to IBM Credit which provides expense, asset, liability and equity information concerning IFC, as of quarter-end of such fiscal quarter; (iii) a Compliance Certificate signed by the President, Executivew Vice President or Treasurer of Customer, along with a schedule, in form and substance reasonably satisfactory to IBM Credit (it being understood that the form and substance provided in Attachment C is satisfactory), of the calculations, which includes the performance of IFC for such fiscal quarter, used in determining, as of the end of such fiscal quarter, whether Customer is in compliance with the financial covenants set forth in Attachment A;
and (iv) a statement signed by such executive officer stating the dollar value of the following intangibles: organizational expenses, pre- paid expenses, deferred taxes, leasehold expenses, franchise investments, licenses and rights in any thereof, and other similar intangibles (collectively the "Additional Intangibles");

(D) promptly after Customer obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in the Customer's failure to satisfy the conditions precedent to Advances set forth in Section 4, a certificate of the President, Executive Vice President or Treasurer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

(E) promptly after Customer obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against Customer in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign)which, in any such case, could reasonably be expected to have a Material Adverse Effect, or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the President, Executive Vice President or Treasurer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

(F) promptly after Customer obtains knowledge that (i) any order, judgment or decree in excess of $1,000,000 shall have been entered against Customer or any of its properties or assets, or
(ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the President, Executive Vice President or Treasurer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

(G) promptly after Customer learns of any material labor dispute to which Customer may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Customer is a party or by which it is bound, a certificate of the President, Executive Vice President or Treasurer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

(H) within five (5) Business Days after request by IBM
Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Customer's or any guarantor's business affairs and financial condition;

(I) by the fifth (5th) day of each month, or as otherwise agreed in writing, a Collateral Management Report as of a date no earlier than the last day of the immediately preceding month;

(J) if an Event of Default has occurred and is continuing, along with the Form 10-K and Form 10-Q set forth in Section 6.1(A) and (B), the name, address and phone number of each of its account debtors' primary contacts for each Account on the Accounts aging report contained in its most recent Collateral Management Report; and

(K) within fifteen (15) days after Customer becomes aware that the Additional Intangibles has increased more than thirty
(30) percent (the "Maximum Increase Level") in any one fiscal year of Customer. When such event occurs, Tangible Net Worth will be reduced for purposes of determining compliance with the financial ratios for that fiscal year or fiscal quarter, depending on when the Maximum Increase Level is exceeded, by the amount which the Additional Intangibles for that fiscal year or fiscal quarter, as applicable, exceeds the Maximum Increase Level. For purposes of determining compliance with the financial ratio of Tangible New Worth for any fiscal period, the Maximum Increase Level for a fiscal year will be calculated using the lesser of the Maximum Increase Level and the actual Additional Intangibles for the prior fiscal year.

Each certificate, schedule and report provided by Customer to IBM Credit shall be signed by an authorized officer of Customer, and which signature shall be deemed a representation and warranty by the Customer that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each Form 10-K and Form 10-Q delivered pursuant to this
Section 6.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods except for such inconsistencies as noted therein.

6.2 Location of Collateral. The inventory, equipment and other tangible Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 6.7(C). Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

6.3 Changes in Customer. Customer shall provide 30 days prior written notice to IBM Credit of any change in Customer's name, chief executive office and principal place of business, organization, form of ownership or corporate structure; provided, however, that Customer's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any Other Agreement limiting actions of the type described in this Section.

6.4 Corporate Existence. Customer shall (A) maintain its corporate existence, maintain in full force and effect all material licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, (B) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (C) comply with all material Requirements of Law.

6.5 ERISA. Customer shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, the Customer shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Customer is required to notify the PBGC of such reportable event. Such notification shall include a certificate of the President, Executive Vice President or Treasurer of Customer setting forth details as to such "reportable event" and the action which Customer proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, Customer shall furnish, or cause the plan administrator to furnish, to IBM
Credit the most recently filed annual report for each Plan.

6.6 Environmental Matters. (A) Customer and any other Person under Customer's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by Customer or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer.

(B) Customer shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, (ii) all claims made or threatened by any Person or Governmental Authority against Customer or any of Customer's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) Customer's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, and
(iv) any occurrence or condition which could constitute a violation of any Environmental Law.

6.7 Collateral Books and Records/Collateral Audit. (A) Customer agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the Collateral Agent's interest in the Accounts.

(B) Customer agrees that IBM Credit or its agents may enter upon the premises of Customer at any time and from time to time, during normal business hours and upon five (5) days notice under the circumstances, for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Customer's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of Customer with any officers and employees of Customer or with the Auditors and (iv) verifying
Eligible Accounts and other Collateral. Except for after the occurrence and during an Event of Default, such activities specified in
(i), (ii), (iii) and (iv) in the immediately preceding sentence will be at no additional charge by IBM Credit to the Customer. Customer also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities, including, without limitation, reasonably requested samplings of purchase orders, invoices and evidences of delivery or other performance.
Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM
Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

(C) Customer shall give IBM Credit as Collateral Agent thirty (30) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit as Collateral Agent any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit as Collateral Agent.

(D) Customer agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit therein.

6.8 Insurance; Casualty Loss. Customer will maintain with financially sound and reputable insurance companies: (i) insurance on its properties,
(ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Customer will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit as an additional insured as its interest may appear.

6.9 Taxes. Customer agrees to pay, when due, all taxes lawfully levied or assessed against Customer or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

6.10 Compliance With Laws. Customer agrees to comply in all material respects with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

6.11 Fiscal Year/Fiscal Quarter. Customer agrees to maintain its fiscal year as a year ending on the last Saturday of December of each calendar year and each fiscal quarter for the following fiscal year to be thirteen calendar weeks, each first fiscal quarter of a fiscal year starting with the Sunday immediately following last day of the just ended fiscal year, unless Customer provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

6.12 Intellectual Property. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

6.13 Maintenance of Property. Customer shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties.

6.14 Collateral.  Customer shall:

(A) if from time to time reasonably required by IBM Credit, provide IBM Credit with access to copies of all invoices, delivery evidences and other such documents relating to each Account;

(B) promptly upon Customer's obtaining knowledge thereof, furnish to and inform IBM Credit of all material adverse information relating to the financial condition of any Account obligor whose outstanding obligations to Customer constitute two percent (2%) or more of the Accounts at such time (a "Material
Account Obligor");

(C)  promptly upon Customer's learning thereof, notify IBM
Credit in writing of any event which would cause any obligation of a Material Account Obligor to become an Ineligible Account;

(D) keep all goods rejected or returned by any account debtor and all goods repossessed or stopped in transit by Customer from any account debtor segregated from other property of Customer, holding the same in trust for the Collateral Agent until Customer applies a credit against such account debtor's outstanding obligations to Customer or sells such goods in the ordinary course of business, whichever occurs earlier;

(E) use commercially reasonable efforts to collect all Retained Accounts owed;

(F) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral where such loss, theft, destruction or damage could reasonably be expected to have a Material Adverse Effect. Customer shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral.
Customer shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Collateral
Agent, free of any encumbrances of any kind whatsoever;

(G) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the material rights of the Collateral Agent thereunder;

(H) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

(I) at any time and from time to time, upon the reasonable request of IBM Credit, and at the sole expense of Customer, Customer will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM
Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform
Commercial Code in effect in any jurisdiction with respect to the security interests granted to the Collateral Agent and the payment of any and all recording taxes and filing fees in connection therewith.

6.15 Subsidiaries. IBM Credit may require that any Subsidiaries, other than IFC and Boston Computer Exchange
Corporation, of Customer become parties to this Agreement or any other agreement executed in connection with this Agreement as guarantors or sureties. Customer will comply, and cause all Subsidiaries of Customer to comply with Sections 6 and 7 of this Agreement, as if such sections applied directly to such Subsidiaries.

6.16 Report of Material Event. Within five (5) days of Customer obtaining knowledge thereof, Customer agrees to disclose any event which could reasonably be likely to have a material effect on the financial condition or the results of operations of Customer.


- ------------------------------
Section 7.  NEGATIVE COVENANTS
- ------------------------------


Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations due hereunder:

7.1 Liens. The Customer will not, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens. It is understood that a Person who has a Permitted Lien on Customer's assets may enter into a participation agreement, relating to such Permitted Lien, with another Person.
As part of Permitted Liens, Customer may, subsequent to the effective date of this Agreement, allow a thirdparty credit facility, which will be represented by one entity in all negotiations and documentation with IBM Credit, to extend secured financing to Customer, provided that, for the period that this Agreement is in effect, such secured financing is no greater than the lessor of (1) $40,000,000 and (2) an amount equal to the then agregate sum of the PAE Advances, OVN Advances and FRO Advances. IBM Credit agrees to negotiate an intercreditor agreement, reasonably acceptable to IBM Credit, which will provide for pari passu distribution of proceeds from Customer assets in which IBM
Credit has a security interest provided that each party has perfected its security interest in such assets. Such intercreditor will not include any assets or interest acquired by IBM Credit under the Receivables Purchase Agreement.

7.2 Disposition of Assets. The Customer will not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales of receivables and related assets only to IFC, pursuant to the Receivables Purchase Agreement, (ii) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to Customer, and (iii) voluntary dispositions of individual assets or business units, and obsolete or worn out property in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section 8.2 (iii) in any fiscal year shall not exceed 5% of the consolidated assets of the Customer as of the beginning of such fiscal year. Off balance sheet financing through sales of any assets, other than those permitted in this section 8.2(i) is not permitted without the written consent of IBM Credit.

7.3 Corporate Changes. Provided Customer is in a Tier 2 Period or if any of the following activities would reasonably be likely to cause Customer to move from a Tier 1 Period to a Tier 2 Period, the Customer will not, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by Customer. IBM Credit's consent will not be unreasonably withheld and IBM Credit's decision will be based solely on IBM Credit's evaluation as to (1) how such merger, consolidation, liquidation or dissolution will affect the financial condition of the Customer as it relates to this Agreement or (2) how such change in operation or activity affects the financing contemplated by this agreement. If Customer is in a Tier 1 Period and the above name activities in this Section 7.3 would not reasonably be likely to move the Customer into a Tier 2 Period, Customer will notify IBM Credit at least five (5) days in advance of any such activities.

7.4 Guaranties. The Customer will not exceed, in the aggregate, the maximum guaranty amount as specified in Attachment A ("Maximum Guaranty Amount") by, directly or indirectly, assuming, guarantying, endorsing, or otherwise becoming liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, and
(iii) for guaranties in favor of IBM Credit.

7.5 Restricted Payments. If in a Tier 2 Period or if the event that any of the following actions could reasonably be expected to cause Customer to move from a Tier 1 Period to a Tier 2 period, the Customer will not, directly or indirectly, without IBM Credit's prior written consent: (i) declare or pay any dividend
(other than dividends payable solely in common stock of Customer) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Customer or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Customer; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations).

7.6 Investments. If the Customer is in a Tier 2 Period, or if such action would cause Customer to enter a Tier 2
Period, Customer will not, directly or indirectly, without IBM Credit's prior written consent, make, maintain or acquire any Investment in any Person other than:

(A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit
Insurance Corporation ("FDIC") or a similar federal insurance program;

(B)  direct obligations of the government of the United
States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United
States of America or any agency thereof;

(C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer; and

(D) commercial paper of any corporation organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short term highest rating then given by Moody's Investor's Services, Inc. or Standard
& Poor's Corporation.

7.7 Affiliate/Subsidiary Transactions. The Customer will not, directly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of Customer except in the ordinary course of business and pursuant to the reasonable requirements of Customer's business upon fair and reasonable terms no less favorable to Customer than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

7.8.  ERISA.   The Customer will not (A) terminate any Plan so as
to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the Customer to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence and during the continuance of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi employer benefit plan"), or (E) fail to notify IBM Credit as required in
Section 6.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section
7.8, the terms material liability, tax, penalty, accumulated funding deficiency and risk of termination shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

7.9 Additional Negative Pledges. Customer will not, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit the Collateral Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

7.10 Storage of Collateral with Bailees and Warehousemen. Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless Customer will, concurrently with the delivery of such Collateral to such party, cause such party to issue and deliver to the Collateral Agent, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

7.11 Use of Proceeds. The Customer shall not use any portion of the proceeds of any Advances other than to acquire Products from Authorized Suppliers, for its accounts receivable financing requirements and for its general corporate purposes.

7.12 Retained Accounts.  Provided that there shall be Retained
Accounts, the Customer shall not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Retained Account, including any of the terms relating thereto, which would affect the Collateral
Agent's ability to collect payment on any Retained Account in whole or in part, except for such extensions, compromises or settlements expressly allowed to be made by Customer herewith, provided, however, that the aggregate amount of such extensions, compromises or settlements does not exceed five percent (5%) of the Customer's Retained Accounts at any time.

7.13 Indebtedness. The Customer will not create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

7.14 Loans. The Customer will not make any loans, advances, contributions or payments of money or goods to any Subsidiary, Affiliate or parent corporation or to any officer, director or stockholder of Customer or of any such corporation (except for compensation for personal services actually rendered), other than in the normal course of business, except for transactions expressly authorized in this Agreement. The restriction in this Section 7.14 on loans to officers and employees of Customer will not apply if the aggregate amount of such loans does not exceed $1,000,000.


- -------------------
Section 8.  DEFAULT
- -------------------


8.1 Event of Default. Any one or more of the following events shall constitute an Event of Default by the Customer under this Agreement and the Other Documents:

(A) The failure to make timely payment of the Obligations or any part thereof when due and payable provided that there will be a cure period of five (5) days for failure by Customer to pay on such due date;

(B) Customer fails to comply with or observe any term, covenant or agreement contained in this Agreement when such failure could reasonably be expected to cause a Material Adverse Effect, provided that there will be a cure period of forty five
(45) days for failure by Customer to meet the financial covenants specified in Section III of Attachment A;

(C) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees or agents or by or on behalf of any Guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

(D) Customer, IFC or any other Subsidiary or any Guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer where the sum total of such assets represent at least five percent (5%) of the total assets of Customer, any Subsidiary or any Guarantor or any of its respective properties or have any of its respective properties seized or attached where the sum total of such properties represent al least five percent (5%) of the total assets of Customer, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that Customer, any Subsidiary except IFC or any Guarantor shall have a period of forty-five (45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

(E) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

(F) The entry of any judgment against Customer or any Guarantor in an amount in excess of $1,000,000 and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

(G) The dissolution or liquidation of Customer, IFC or any Guarantor, or if the directors or stockholders of the Customer, IFC or any Guarantor shall take any action to dissolve or liquidate said Customer, IFC or any Guarantor except that a dissolution into Customer or any Guarantor is permitted;

(H) Any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of his opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

(I) There issues a warrant of distress for any rent or taxes with respect to any premises occupied by Customer in or upon which the Collateral which is being used to establish the Borrowing
Base, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued unless IBM Credit has waived this provision for such premises (it being understood that (i) if Customer is in a Tier 1 Period, the aggregate value of such warrants described in this subsection 8.1(I) must be greater than $10,000,000 and (ii) if Customer is in a Tier 2
Period, the aggregate value of such warrants must be greater than $10,000,000 or any single warrant must be greater than $5,000,000);

(J) Customer suspends business;

(K) The occurrence of any event or condition which enables the holder of any Indebtedness arising in one or more related or unrelated transactions, in aggregate principal amount exceeding $1,000,000 to accelerate the maturity thereof which either (i) is an event or condition shall have continued unremedied, uncured or unwaived for a period of 45 days after the holder of such Indebtedness has knowledge thereof, or (ii) is the failure of Customer to pay when due any such Indebtedness;

(L) Any guaranty of any or all of the Customer's Obligations executed by any guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such guarantor, or any such guarantor shall deny that it has any further liability or obligation thereunder or any such guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty;

(M) Customer is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

(N) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

(O) Any "person" (as defined in Section 13(d)(3) of the
Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of Customer without the approval of Customer's Board of Directors or when such acquisition could reasonably be expected to cause a Material Adverse Effect; or

(P) The occurrence of an event of bankruptcy.

8.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Customer: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 8.1(E) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and

(b) immediately terminate the Credit Line hereunder.

8.3 Remedies. Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM
Credit, IBM Credit may exercise all of its rights and remedies.

8.4  Waiver.   Customer waives to the extent
permitted by applicable law all rights of set-off it may have against IBM Credit. Customer further waives to the extent permitted by applicable law presentment, demand and protest, and notices of nonpayment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.


- -------------------------
Section 9.  MISCELLANEOUS
- -------------------------


9.1 Term; Termination. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date,
(ii) the date specified in a written notice by the Customer that they intend to terminate this Agreement which date shall be no less than 90 days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Customer's
Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

(B) Until the indefeasible payment in full of all of Customer's Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair the Customer's Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to such termination, and IBM
Credit's security interest in the Collateral.

9.2 Indemnification. The Customer hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified
Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Customer, (ii) any Person that shall be acquired by Customer or (iii) any Person that Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

9.3 Additional Obligations. IBM Credit, without waiving or releasing any Obligation or Default of the Customer, may perform any Obligations of the Customer that the Customer shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be payable on demand.

9.4 LIMITATION OF LIABILITY. NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.5 Alteration/Waiver. This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by the Customer and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto.
IBM Credit's failure at any time or times to require strict compliance and performance by the Customer of any undertakings, agreements, covenants, warranties and representations of this Agreement or any Other Document shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by the Customer under this Agreement or any of the Other Documents shall not waive or affect any other Default by the Customer under this Agreement or any of the Other
Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Customer contained in this Agreement or the Other Documents and no Default by the Customer shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

9.6 Severability. If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

9.7 One Loan. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Customer under this Agreement or the Other Documents shall constitute one loan secured by security interests in the Collateral granted to the Collateral Agent now or from time to time.

9.8 No Merger or Novations. (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by the Customer and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of Customer under the Financing Agreement and any Other Document
Customer acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Customer's Obligations under the Financing Agreement or any Other
Document.

(B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of the Customer to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

9.9 Paragraph Titles. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

9.10 Binding Effect; Assignment.  This Agreement and the Other
Documents shall be binding upon and inure to the benefit of IBM
Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit, which consent will not be unreasonably withheld. IBM Credit shall have no right to assign or grant a participation in this Agreement or any of the Other
Documents, other than an assignment in connection with a securitization of IBM Credit's assets, without the prior written consent of Customer, which consent will not be unreasonably withheld.

9.11 Notices. Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (A) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (B) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission,
(C) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (D) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)  If to IBM Credit at:
     IBM Credit Corporation
     2707 W. Butterfield Rd.
     Oak Brook, IL 60521
     Attention:  Remarketer Finance Center
     Manager Telecopy:   (708) 573-7560

(ii) If to Customer at:
     InaCom Corp.
     10810 Farnam Drive
     Omaha, Nebraska 68154
     Attention:  Treasurer
     Telecopy:  (402) 392-3619

or to such other address or number as each party designates to the other in the manner prescribed herein.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

9.13 ATTACHMENT A MODIFICATIONS. IBM Credit may modify the Collateral Insurance Amount set forth in Attachment A from time to time by providing Customer with a new Attachment A. Any such new
Attachment A shall be effective as of the date specified in the new Attachment A.

9.14 SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW. TO
INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE
OTHER DOCUMENTS, THE CUSTOMER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS
OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

(B)  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING
MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN
ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED
OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL),
POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION
9.11 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN
NOTIFIED PURSUANT THERETO;

(D)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE
RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING
EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

9.15 JURY TRIAL WAIVER.  EACH OF IBM CREDIT AND
THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT
TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING
(INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN
WHICH IBM CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS
ARISING DIRECTLY OR INDIRECTLY OUT OF THIS
AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT
EXECUTED IN CONNECTION HEREWITH.





IN WITNESS WHEREOF, the Customer has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.


INACOM CORP.
By:        Gary Goldsberry
Title:     Treasurer

ACCEPTED this 29th day of June, 1995,


IBM CREDIT CORPORATION
By:        Donald E. Diedo
Title:     Remarketer Financing Center Manager





                           INVENTORY AND WORKING CAPITAL
                               FINANCING AGREEMENT
                               Dated June 29, 1995

                                  ATTACHMENT A

Effective Date of Attachment A: June 29, 1995

Customer:  InaCom Corp.


I.  Fees, Rates and Repayment Terms:
    --------------------------------

(A)  Credit Line:  $350,000,000.

(B)  Borrowing Base:  (see Exhibit A to this Attachment A for example)

     (i) 80% of the amount of the Customer's Retained Eligible Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report.

     (ii) 80% of the amount of the Customer's Eligible Accounts as of the date of determination that have been sold to IFC as reflected in the Customer's most recent Collateral Management Report.

     (iii) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Financed Products net of all applicable price reduction credits.

     (iv)  [*]

     (v)   [*]

     Note: Subtracted from the sum of (i), (ii), (iii), (iv), and (v) will be (a) the amount of Clipper Outstandings and (b) the amount required to be set aside by IFC as the "Servicer's Fee" and the "Administrator Fee", both as defined in the Receivables Purchase Agreement.

(C)  Base Rate: [*]% during a Tier 1 Period, as defined in
     Section IV of this Attachment A. During the first consecutive Tier 2 Period, as defined in Section IV of this Attachment A, the Base Rate will be increased to [*]%. During the second or greater than second consecutive Tier 2 Period, the Base Rate will be increased to [*]%. The adjustments described in the previous two sentences are defined as "Tier 2 Period Adjustments". If any of the financial covenants specified in
     Section III of this Attachment A are not met, or any other event of default has occurred and is continuing, pricing and other terms are subject to change at IBM Credit's reasonable discretion including all remedies available to IBM Credit under the Agreement.

(D)  Collateral Insurance Amount:_______________________

(F)  A/R Finance Charge:

     (i)  PAE Financing Charge:  Base Rate

     (ii)  OVN Advance Charge:  Base Rate

     (iii) FRO Advance Charge:  [*]% (plus any Tier 2 Period
           Adjustments if applicable)[*]

(G) Delinquency Fee Rate: (1) For the first 30 days immediately following the Payment Date - [*]% and (2) from the 31st day after the Payment Date until the delinquent payment is made -[*]

(H)  Letter of Credit Fee Rate:  [*]%

(I)  Letter of Credit Maximum: $6,000,000

(J)  Other Charges:

     (i)   Monthly Service Fee:  $[*]

     (ii)  Unused line Fee:[*]%

     (iii) Back-up Liquidity Adjustment Fee: The difference between $200,000 and the actual fees received from IFC for IBM Credit's commitment to perform as aliquidity bank to Clipper unless agreed to by IBM Credit. Any Indebtedness owed to IBM Credit under this Fee shall be secured solely by the assets owned by IFC. Such Fee is not applicable if IBM Credit's credit rating is reduced so that IBM Credit is no longer eligible to perform as a back-up liquidity provider to Clipper. The Back-up Liquidity Adjustment Fee will be in effect for a period of three (3) years. The Back-up Liquidity Adjustment Fee will apply commencing on the date IBM Credit provides notice to Customer that IBM Credit intends to perform as a back-up liquidity provider throughout the original three year period of this Agreement. If commercial paper is not available for a period of sixty (60) days or more, the Back-up Liquidity Adjustment Fee will no longer apply.

(I)  Maximum OVN Advance Total:    $25,000,000

(J)  Maximum Guaranty Amount:      $10,000,000



II.  Bank Account
     ------------

(A) Customer's Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

Name:
Address:
Phone: Not applicable to this Agreement as of the date of this Attachment A.
Lockbox
Account #:
Special
Account #:



III. Financial Covenants:
     --------------------

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with GAAP.

Current Assets shall mean, as of any date, all assets which, in accordance with GAAP, should be classified as current assets on a balance sheet.

Current Liabilities shall mean, as of any date, all liabilities which, in accordance with GAAP, should be classified as current liabilities on a balance sheet; provided however, that all indebtedness to IBM Credit shall be considered current liabilities.

Current Ratio shall mean Current Assets divided by Current Liabilities.

Net Profit After Tax shall mean Revenue plus all other income,minus all costs, including applicable taxes.

Non-Competes shall mean the amount Customer has to pay another
Person for that Person's agreement to not compete with Customer

Revenue shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

Subordinated Debt shall mean the Customer's indebtedness to officers or owners as evidenced by an executed notes payable subordination agreement in favor of IBM Credit.

Tangible Net Worth ("TNW") shall mean stockholders equity minus goodwill and Non-Competes.

Total Assets shall mean, as of any date, all assets which, in accordance with GAAP, should be classified as assets on a balance sheet.

Total Liabilities shall mean, as of any date, all obligations which, in accordance with GAAP, should be classified as liabilities on a balance sheet less Subordinated Debt resulting from past or current transactions that require settlement in the future.

Total Net Worth (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total
Liabilities.

Working Capital shall mean Current Assets minus Current Liabilities.


The Customer will be required to maintain the following financial covenants:

(a)  Total Liabilities to TNW ratio of less than 6.50:1.0 at all times;

(b)  Current Ratio of greater than 1.00:1.0 at all times;

(c)  TNW of greater than $90,000,000 at all times;

(d) Net Profit after Tax of (1) no loss greater than 10% of TNW in any fiscal quarter and (2) no losses for three consecutive fiscal quarters.



IV.Tier Periods
   ------------

As used in the definitions of "Tier 1 Period" and "Tier 2 Period" below, a "period" shall mean an interval of time commencing from the first day of the calendar month following the date Customer delivers to IBM Credit or the date when due, whichever is earliest, the balance sheet and income statement for the fiscal year or fiscal quarter, as applicable, with respect to a fiscal period and ending on the last day of the calendar month which contains the date Customer delivers to IBM Credit or the date when due, whichever is earliest, the balance sheet and income statement for the next succeeding fiscal period.

"Tier 1 Period" means each period with respect to which (i) the ratio of Customer's Total Liabilities to TNW (the "Leverage Ratio") during the immediately preceding fiscal period is less than 4.75 to 1, (ii) the Customer's Current Ratio during such fiscal period is greater than 1.05 to 1, (iii) Customer's TNW during such fiscal period is greater than $105,000,000 and (iv) the Customer's Net Profit after Tax ("Profitability") during such fiscal period is such that (a) there is no loss greater than 5%,
(b) if there is a loss in that fiscal period, it is not the second or more consecutive fiscal quarter with a loss and (c) on an on-going basis beginning with October 1, 1995, there is no cumulative loss for four consecutive fiscal quarters.

"Tier 2 Period" means each period (x) with respect to which (i) the Customer's Leverage Ratio during the immediately preceding fiscal period is less than 6.5 to 1, (ii) the Customer's Current Ratio during such fiscal period is greater than 1.00 to 1, (iii) Customer's TNW during such fiscal period is greater than $90,000,000 and (iv) the Customer's Profitability is such that
(a) there is no loss greater than 10% and (b) if there is a loss in that fiscal period, it is not the third or more consecutive fiscal quarter with a loss and (y) which is not a Tier 1 Period.



V.  Additional Conditions Precedent Pursuant to Section 4.1(M) of the
    Agreement:
    -----------------------------------------------------------------

    .Executed Collateralized Guaranty of InaCom Communications, Inc.

    .Executed Collateralized Guaranty of InaCom Business Centers, Inc.

    .Executed Collateralized Guaranty of Inacomp Financial Services, Inc.

    .Executed Collateralized Guaranty of InaCom Services, Inc.

    .Listing of all creditors providing accounts receivable financing to Customer

    .A Collateral Management Report as of the Closing Date

    .A Compliance Certificate as to Customer's compliance with financial covenants set forth in this Attachment A as of the last fiscal month of Customer for which Form 10-K or Form 10-Q, as applicable, has been published.

    .A Certificate of Location of Collateral whereby the Customer certifies where Customer presently keeps of sells inventory, equipment and other tangible Collateral

    .An Opinion of Counsel whereby the Customer's counsel states his or her opinion about the execution, delivery and performance of the Agreement and other documents by the Customer.

    .Executed intercreditor agreement with the Senior Note Holders and, if applicable, the third party credit facility described in
     Section 7.1 of the Agreement

    .Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit

    .Executed Acknowledgement of Payment and Termination from NBD
     Bank

    .A copy of an all-risk insurance certificate pursuant to the Collateral, Agency and Intercreditor Agreement

    .Executed Pledge and Security Agreement


[ * confidential information omitted and filed separately with the Securities and Exchange Commission ]